SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Thursday July 29, 2004
(Date of report)

EMS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-1035424
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Item 12. Results of Operations and Financial Condition.

     On July 29, 2004, the Registrant is publicly releasing financial results for its quarter ended July 3, 2004, together with management’s earnings guidance for the 2004 calendar year. Such release is being made by press release and by a subsequent telephone conference call that has been announced to, and is broadly accessible by, the public. The press release is furnished with this filing as Exhibit 99.1, which is hereby incorporated in this Item 12 by reference.

SIGNATURES

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized in the City of Norcross, State of Georgia, on July 29, 2004.

EMS TECHNOLOGIES, INC.

Date: July 29, 2004	By:	/s/ Don T. Scartz
Don T. Scartz
Executive Vice President and Chief Financial Officer

NEWS RELEASE Atlanta, Georgia July 29, 2004 Contact: Investor Relations Phone: (770) 729-6510 E-mail: investor.relations@ems-t.com www.ems-t.com

EMS TECHNOLOGIES ANNOUNCES
SECOND QUARTER RESULTS

ATLANTA – July 29, 2004 – EMS Technologies, Inc. (Nasdaq - ELMG) today reported earnings from continuing operations of $888,000, or $.08 per share, on revenues of $64.5 million for the second quarter of 2004, and $2.8 million, or $.25 per share, on revenues of $128.6 million for the first six months of 2004. These results are in line with preliminary results announced earlier this month.

     Alfred G. Hansen, president and chief executive officer, commented, “In the 2004 second quarter, we received record defense contract awards that will benefit future periods; however, as previously reported, the quarterly results reflect current weakness in our orders stream at our SatNet division and, to a lesser extent, at EMS Wireless. We believe this situation is the result of current customer circumstances and timing decisions and not long-term fundamental problems in these target markets. With the recent high level of awards and other customer activity in most of our other business units, our long-term outlook remains very positive:

•	“Space & Technology/Atlanta was recently selected to participate on some very large contracts for the U.S. Department of Defense (DoD), resulting in a record level of new contract awards in a quarter. Most of the second quarter awards relate to new programs with negotiation for initial firm orders in the near future. Several of these new programs are planned to extend more than a decade and are expected to yield orders with options and resulting revenues to EMS exceeding $200 million over the programs’ lives. We will begin to ramp up in the remainder of 2004 for development efforts that are expected to be worth $25-$30 million over the next two years, with the further expectation of moving into production phases that could yield combined annual revenues of over $20 million beginning in 2007. In addition, we are working under development funding or in the proposal phase for three other large DoD contracts expected to be awarded in mid-2005.

•	“LXE’s $28 million in revenues set a new record for the second quarter and extended its string of consecutive record-setting periods to seven. An important factor in LXE’s sales growth has been our strategic plan of R&D investment, which has allowed us to bring new products to market earlier in the year. One of these new products is a rugged handheld computer that can gather data using both bar code and RFID technologies.

•	“SATCOM revenues of approximately $10 million were down somewhat from the comparable quarter in 2003, as we continue to work on completing several agreements for DoD applications, which should benefit us during the remainder of the year. SATCOM is also continuing to work through the unexpectedly slow

NEWS RELEASE (Continued)

Atlanta, GA July 29, 2004

process of approvals for a search-and-rescue system to be installed in Greece. We recently announced the signing of a long-term agreement for the sale of our high-speed commercial airline communications products as part of systems offered by Honeywell and Thales, two of the world’s largest avionics companies. We believe this agreement could generate more than $50 million in additional revenues for SATCOM over the initial five years of the agreement.

•	“EMS Wireless’ results were slightly above breakeven for the second quarter. While sales of our repeaters and shipments from our Brazilian operations have been much stronger than in the previous year, sales of our base-station antennas in the U.S. were less than expected. Considering the uncertain timing of our customers’ expected rollouts, we have taken immediate action to reduce operating expenses, which should improve the profit outlook for this division in the second half of 2004.

•	“SatNet provides hardware to the developing market for two-way, broadband communications. Similar to a startup situation, SatNet continues to build its base of new customers, but the timing of orders is difficult to predict. However, we believe that interest in our open standard DVB-RCS equipment remains high, and we are working closely with major suppliers of broadcast services to expand our markets and geographic base. We have also taken specific steps to reduce the division’s operating expenses and lower its breakeven point for the second half of 2004.

     “We remained active in our efforts to sell our discontinued operations – Space & Technology/Montreal. Supplier delays on a difficult legacy program negatively affected this division’s results, although the division was still able to report a profit for the first six months of 2004 before interest, taxes and non-operating charges. The division now expects to wrap-up this legacy program before the end of the year. We believe the division’s otherwise more stable financial situation, and promising new opportunities for its unique capabilities, will enhance the business prospects currently being evaluated by potential purchasers of these discontinued operations.

     “Although the quarter’s financial results were disappointing in relation to previous expectations, the quarter was still highly encouraging for the significant underlying business developments during the period – especially our extremely successful recent defense marketing efforts. And our balance sheet remains strong, with debt below the levels where we started the year.

     “Guidance about our future earnings performance is clearly subject to substantial uncertainties in current world economies, and in the timing and strength of activity in our key markets – especially two-way broadband communications and PCS/cellular telecommunications, where the rate of orders is currently below our expectations for the balance of the year. We believe that the Company’s continuing operations can achieve revenues in the range of $276 - $280 million for the year 2004, with related annual earnings from continuing operations of $.74 - $.78 per share. These results include estimated earnings per share of $.18 - $.22 for the third quarter of 2004 on revenues of $71 - $73 million.”

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NEWS RELEASE (Continued)

Atlanta, GA July 29, 2004

EMS Technologies, Inc. is a leading provider of technology solutions to wireless and satellite markets. The Company focuses on mobile information users, and increasingly on broadband applications. The Company is headquartered in Atlanta, employs approximately 1,700 people worldwide, and has manufacturing facilities in Atlanta, Montreal, Ottawa and Brazil.

The Company has five reporting segments...

•       Space & Technology antennas and other hardware, for space and satellite communications, radar, surveillance, military countermeasures, and other specialized uses,

•       LXE mobile computers and wireless local area networks, for materials handling and logistics,

•       EMS Wireless base station antennas and repeaters, for PCS/cellular telecommunications,

•       SATCOM antennas and terminals, for aeronautical, land-mobile and maritime communications via satellite,

•       SatNet broadband technologies for use in high-data-rate, high-capacity satellite communication systems.

There will be a conference call at 9:30 AM Eastern time on Thursday, July 29 2004, in which the Company’s management will discuss the financial results for the second quarter of 2004. If you would like to participate in this conference, please call 800-867-1054 (international callers use 303-262-2143) within approximately 10 minutes before the call is scheduled to begin. The conference identification number is 11004546. A taped replay of the conference call will also be available through Thursday, August 5, 2004 by dialing 800-405-2236 (international callers use 303-590-3000) and entering the following code: 11004546.

Statements contained in this press release regarding the Company’s expectations for its financial results for 2004, and concerning the potential for various businesses and products, are forward-looking statements. Actual results could differ from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...

•       uncertainties related to identifying a purchaser of the Space & Technology/Montreal division, as well as external market conditions and internal priorities and constraints that could affect a purchaser’s willingness and ability to complete the transaction on the terms and timing expected by the Company;

•       economic conditions in the U.S. and abroad and their effect on capital spending in the Company’s principal markets;

•       difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our quarterly results;

•       U.S. defense budget pressures on near-term spending priorities;

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NEWS RELEASE (Continued)

Atlanta, GA July 29, 2004

•       uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;

•       volatility of foreign exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, as well as the potential for realizing foreign exchange gains or losses associated with net foreign assets held by the Company;

•       successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;

•       changes in the Company’s consolidated effective income tax rate caused by the extent to which the actual levels and mix of taxable earnings among the U.S., Canada, and other taxing jurisdictions may vary from our current expectations;

•       successful completion of technological development programs by the Company and the effects of technology that may be developed by competitors;

•       successful transition of products from development stages to an efficient manufacturing environment;

•       customer response to new products and services, and general conditions in our target markets (such as logistics, PCS/cellular telephony, and space-based communications);

•       the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;

•       the availability of financing for satellite data communications systems and for expansion of terrestrial PCS/cellular phone systems;

•       the extent to which terrestrial systems reduce market opportunities for space-based broadband communications systems by providing extensive broadband Internet access on a dependable and economical basis;

•       the growth rate of demand for various mobile and high-speed communications services;

•       development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

•       the Company’s ability to attract and retain qualified personnel, particularly those with key technical skills; and

•       the availability of sufficient additional credit or other financing, on acceptable terms, to support the Company’s expected growth.

Additional relevant factors and risks are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

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NEWS RELEASE (Continued)

Atlanta, GA July 29, 2004

EMS Technologies, Inc.
Consolidated Statements of Operations
(In millions, except per-share data)

	Quarter Ended		Six Months Ended
	July 3	June 28	July 3	June 28
	2004	2003	2004	2003
Net sales	$64.5	66.1	128.6	121.8
Cost of sales	42.4	42.0	82.9	77.3
Selling, general and administrative expenses	15.7	14.5	31.3	27.2
Research and development expenses	4.4	4.8	10.0	9.4

Operating income	2.0	4.8	4.4	7.9
Non-operating income (loss)	0.1	(0.3)	1.0	(0.3)
Foreign exchange loss	(0.2)	(0.4)	(0.1)	(0.4)
Interest expense	(0.6)	(0.5)	(1.2)	(1.0)

Earnings before income taxes	1.3	3.6	4.1	6.2
Income tax expense	0.4	1.1	1.3	2.0

Earnings from continuing operations	0.9	2.5	2.8	4.2
Loss from discontinued operations	(1.1)	(16.6)	(0.8)	(18.2)

Net earnings (loss)	$(0.2)	(14.1)	2.0	(14.0)

Net earnings (loss) per share:
Basic - from continuing operations	$0.08	0.23	0.25	0.39
Basic - from discontinued operations	(0.10)	(1.55)	(0.07)	(1.71)

Basic earnings (loss) per share	$(0.02)	(1.32)	0.18	(1.32)

Diluted - from continuing operations	$0.08	0.23	0.25	0.39
Diluted - from discontinued operations	(0.10)	(1.55)	(0.07)	(1.71)

Diluted earnings (loss) per share	$(0.02)	(1.32)	0.18	(1.32)

Weighted average number of shares:
Common	11.1	10.7	11.1	10.7
Common and dilutive common equivalent	11.3	10.7	11.3	10.7

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NEWS RELEASE (Continued)

Atlanta, GA July 29, 2004

EMS Technologies, Inc.
Consolidated Balance Sheets
(In millions)

	July 3	Dec 31
	2004	2003
Cash and cash equivalents	$9.4	14.2

Receivables billed	50.0	56.6
Unbilled receivables under long-term contracts	24.4	18.6
Customer advanced payments	(3.1)	(3.8)

Trade accounts receivable	71.3	71.4

Inventories	37.1	33.5
Deferred income taxes	2.2	2.2
Assets held for sale	45.3	40.1

Current assets	165.3	161.4

Net property, plant and equipment	37.5	38.5
Goodwill	13.5	13.5
Other assets	12.3	15.1

	$228.6	228.5

Bank debt and current installments, long-term debt	$35.5	38.1
Accounts payable	20.5	18.8
Other liabilities	16.7	18.3
Liabilities related to assets held for sale	17.0	17.8

Current liabilities	89.7	93.0
Long-term debt	15.4	15.5
Stockholders’ equity	123.5	120.0

	$228.6	228.5

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NEWS RELEASE (Continued)

Atlanta, GA July 29, 2004

	Quarters Ended		Year Ended
	July 3	June 28	July 3	June 28
	2004	2003	2004	2003
Net sales
Space & Technology/Atlanta	$12.3	11.5	25.3	24.0
Less Sales to Discontinued Operations	(0.2)	(0.6)	(0.4)	(1.0)

Space & Technology/Atlanta external sales	12.1	10.9	24.9	23.0
LXE	27.7	24.3	52.6	46.4
EMS Wireless	12.9	15.3	25.1	24.1
SatCom	9.5	11.2	19.6	21.8
SatNet	2.6	4.3	6.6	6.5
Other	(0.3)	0.1	(0.2)	—

Total	$64.5	66.1	128.6	121.8

Operating income (loss)
Space & Technology/Atlanta	$0.6	0.9	1.5	1.9
LXE	1.7	1.8	2.8	3.1
EMS Wireless	0.4	1.6	0.5	1.7
SatCom	0.5	0.9	0.7	2.4
SatNet	(1.1)	0.1	(1.2)	(0.8)
Other & Corporate	(0.1)	(0.5)	0.1	(0.4)

Total	$2.0	4.8	4.4	7.9

Earnings (loss) from continuing operations
Space & Technology/Atlanta	$0.3	0.5	0.8	1.0
LXE	0.9	1.0	1.6	1.8
EMS Wireless	0.2	0.9	0.1	1.0
SatCom	0.5	0.6	0.7	1.9
SatNet	(1.2)	—	(1.5)	(0.9)
Other & Corporate	0.2	(0.5)	1.1	(0.6)

Total	$0.9	2.5	2.8	4.2

# # # #

For further information please contact:	Don T. Scartz Chief Financial Officer 770-729-6510